UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D. C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 14, 2005

FOG CUTTER CAPITAL GROUP INC.

(Exact name of registrant as specified in its charter)

Maryland	0-23911	52-2081138
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1410 SW Jefferson Street, Portland, OR 97201

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code (503) 721-6500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01               Other Items

On March 14, 2005, the Company exercised an option (the “Call Option”) to acquire 423,245 shares of the Company’s Common Stock from Andrew A. Wiederhorn, the Company’s former Chief Executive Officer and current Chief Strategic Officer for an exercise price of $3.99 per share.  The original purchase price for the Call Option was $750,000, resulting in an “all-in” cost to the Company on exercise of approximately $5.76 per share.  The aggregate price to the Company on exercise of $5.76 per share represented a premium to the Company’s book value per share and market price per share at the time the option was purchased.  The strike price for the shares was less than the Company’s book value per share and approximated the recent trading range of the stock in the marketplace.  At the time the Call Option was purchased, the Company and its directors also considered the following factors:  (1) the potentially negative impact on the Company’s share price if the Option Shares were disposed of publicly; (2) the Company’s favorable liquidity position; (3) the potential reduction in the risk that shares are transferred in a transaction which would have an adverse impact on its NOL position; and (4) the reduction in the future expenditure of cash dividends by the Company once the Company exercises the Call Option.  The Board of Directors reviewed the transaction to confirm that the transaction was in the best interest of the Company and its other stockholders.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FOG CUTTER CAPITAL GROUP INC.

Date: March 24, 2005	By:	/s/ R. Scott Stevenson
Name: R. Scott Stevenson
Title: Chief Financial Officer